EXHIBIT 99.4
[Letterhead]
Board of Directors
NIPPON MINING HOLDINGS,INC.
10-1, Toranomon 2-chome,
Minato-ku, Tokyo 105-0001, Japan
Members of the Board of Directors:
     We hereby consent to (i) the use of our opinion letter dated October 30, 2009 to the Board of Directors of Nippon Mining Holdings, Inc. (“Nippon Mining”), included as Appendix E to the Prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed joint share transfer of Nippon Mining and Nippon Oil Corporation and (ii) references to such opinion in such Prospectus under the captions “Risk Factors — Risks Related to the Joint Share Transfer”, “The Joint Share Transfer — Determination of the Nippon Mining Board of Directors” and “The Joint Share Transfer — Opinions of Nippon Mining’s Financial Advisors”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ UBS Securities Japan Ltd
UBS Securities Japan Ltd
December 28, 2009